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                               ASSET PURCHASE AGREEMENT

                       dated as of the 10th day of March, 1999

                                     by and among

                               THE ALLIANCE GROUP, INC.
                                       (Parent)

                                         and

                            ALLIANCE ACQUISITION IV CORP.
                                       (Newco)

                                         and

                           ABLE COMMUNICATION INCORPORATED
                                      (Company)


--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

1.     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.     PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       2.1     The Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       2.2     Acquired Assets . . . . . . . . . . . . . . . . . . . . . . . . . .  5
       2.3     Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . .  6

3.     INSTRUMENTS OF TRANSFER . . . . . . . . . . . . . . . . . . . . . . . . . .  7


4.     PURCHASE PRICE; ALLOCATION. . . . . . . . . . . . . . . . . . . . . . . . .  7
       4.1     Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       4.2     Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . .  7
       4.3     Allocation of Purchase Price. . . . . . . . . . . . . . . . . . . .  7

5.     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

6.     REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF COMPANY. . . . . .  8
       6.1     Due Organization. . . . . . . . . . . . . . . . . . . . . . . . . .  8
       6.2     Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       6.3     Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .  8
       6.4     Title to Acquired Assets; Condition of Acquired Assets. . . . . . .  8
       6.5     Real Property - Owned . . . . . . . . . . . . . . . . . . . . . . .  9
       6.6     Real and Personal Property - Leased . . . . . . . . . . . . . . . .  9
       6.7     Existing Contracts. . . . . . . . . . . . . . . . . . . . . . . . .  9
       6.8     Governmental Licenses . . . . . . . . . . . . . . . . . . . . . . .  9
       6.9     Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . .  9
       6.10    No Violation of Existing Agreements . . . . . . . . . . . . . . . . 10
       6.11    Litigation and Legal Proceedings. . . . . . . . . . . . . . . . . . 10
       6.12    Environmental Compliance. . . . . . . . . . . . . . . . . . . . . . 10
       6.13    Employee Benefits and Employees . . . . . . . . . . . . . . . . . . 11
       6.14    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       6.15    Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       6.16    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       6.17    Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       6.18    Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . 12
       6.19    Pricing of Services . . . . . . . . . . . . . . . . . . . . . . . . 12
       6.20    Proprietary Rights. . . . . . . . . . . . . . . . . . . . . . . . . 12
       6.21    Accounts Receivable and Bad Debts . . . . . . . . . . . . . . . . . 12
       6.22    Certain Business Relationships with Company . . . . . . . . . . . . 12
       6.23    Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                                      -i-


       6.24    Absence of Changes. . . . . . . . . . . . . . . . . . . . . . . . . 13
       6.25    Prohibited Activities . . . . . . . . . . . . . . . . . . . . . . . 14

7.     [INTENTIONALLY OMITTED] . . . . . . . . . . . . . . . . . . . . . . . . . . 14

8.     REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF PARENT
       AND NEWCO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
       8.1     Due Organization. . . . . . . . . . . . . . . . . . . . . . . . . . 14
       8.2     Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       8.3     Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       8.4     Transactions in Capital Stock . . . . . . . . . . . . . . . . . . . 15
       8.5     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
       8.6     Liabilities and Obligations . . . . . . . . . . . . . . . . . . . . 15
       8.7     Conformity with Law; Litigation . . . . . . . . . . . . . . . . . . 15
       8.8     No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       8.9     Parent Securities . . . . . . . . . . . . . . . . . . . . . . . . . 16
       8.10    Business; Real Property; Agreements . . . . . . . . . . . . . . . . 16

9.     OTHER COVENANTS PRIOR TO CLOSING. . . . . . . . . . . . . . . . . . . . . . 16
       9.1     Access and Cooperation; Due Diligence; Audits . . . . . . . . . . . 16
       9.2     Conduct of Business Pending Closing . . . . . . . . . . . . . . . . 17
       9.3     Prohibited Activities by the Company. . . . . . . . . . . . . . . . 18
       9.4     Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
       9.5     Notification of Certain Matters . . . . . . . . . . . . . . . . . . 19
       9.6     Amendment of Schedules. . . . . . . . . . . . . . . . . . . . . . . 19
       9.7     Further Assurance . . . . . . . . . . . . . . . . . . . . . . . . . 20
       9.8   Distributions Prior to Closing. . . . . . . . . . . . . . . . . . . . 20

10.    CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY. . . . . . . . . . . . . . . 20
       10.1    Representations and Warranties; Performance of
               Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       10.2    No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       10.3    Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . 20
       10.4    Good Standing Certificates. . . . . . . . . . . . . . . . . . . . . 21
       10.5    No Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . 21
       10.6    Secretary's Certificates. . . . . . . . . . . . . . . . . . . . . . 21
       10.7    Closing of the IPO or the Private Placement . . . . . . . . . . . . 21

11.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND NEWCO . . . . . . . . . . 21
       11.1    Representations and Warranties; Performance of
               Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       11.2    No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       11.3    Secretary's Certificate . . . . . . . . . . . . . . . . . . . . . . 21
       11.4    No Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . 22
       11.5    Termination of Related Party Agreements . . . . . . . . . . . . . . 22
       11.6    Third Party Consents. . . . . . . . . . . . . . . . . . . . . . . . 22

                                      -ii-


       11.7    Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       11.8    Good Standing Certificates. . . . . . . . . . . . . . . . . . . . . 22
       11.9    FIRPTA Certificate. . . . . . . . . . . . . . . . . . . . . . . . . 22
       11.10   Closing of the IPO or Private Placement . . . . . . . . . . . . . . 23
       11.11   Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . 23
       11.12   Operation of Business . . . . . . . . . . . . . . . . . . . . . . . 23

12.    CASUALTY LOSSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

13.    INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       13.1    General Indemnification by Company. . . . . . . . . . . . . . . . . 23
       13.2    Indemnification by Parent . . . . . . . . . . . . . . . . . . . . . 23
       13.3    Third Person Claims . . . . . . . . . . . . . . . . . . . . . . . . 24
       13.4    Exclusive Remedy. . . . . . . . . . . . . . . . . . . . . . . . . . 25
       13.5    Limitations on Indemnification. . . . . . . . . . . . . . . . . . . 25

14.    TERMINATION OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 25
       14.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       14.2    Liabilities in Event of Termination . . . . . . . . . . . . . . . . 26

15.    NONCOMPETITION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       15.1    Prohibited Activities . . . . . . . . . . . . . . . . . . . . . . . 26
       15.2    Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       15.3    Reasonable Restraint. . . . . . . . . . . . . . . . . . . . . . . . 27
       15.4    Severability; Reformation . . . . . . . . . . . . . . . . . . . . . 27
       15.5    Independent Covenant. . . . . . . . . . . . . . . . . . . . . . . . 27
       15.6    Materiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

16.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . 27
       16.1    Company and Stockholders. . . . . . . . . . . . . . . . . . . . . . 27
       16.2    Parent and Newco. . . . . . . . . . . . . . . . . . . . . . . . . . 28
       16.3    Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       16.4    Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

17.    TRANSFER RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

18.    INVESTMENT REPRESENTATIONS. . . . . . . . . . . . . . . . . . . . . . . . . 29
       18.1    Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . . 30
       18.2    Economic Risk; Sophistication . . . . . . . . . . . . . . . . . . . 30

19.    REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       19.1    PiggyBack Registration Rights . . . . . . . . . . . . . . . . . . . 30
       19.2    Demand Registration Rights. . . . . . . . . . . . . . . . . . . . . 31
       19.3    Registration Procedures . . . . . . . . . . . . . . . . . . . . . . 32
       19.4    Other Registration Matters. . . . . . . . . . . . . . . . . . . . . 34

                                      -iii-


       19.5    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       19.6    Contribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
       19.7    Undertaking to File Reports and Cooperate in Rule 144
               Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

20.    GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       20.1    Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
       20.2    Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . 38
       20.3    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 38
       20.4    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       20.5    Brokers and Agents. . . . . . . . . . . . . . . . . . . . . . . . . 39
       20.6    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
       20.7    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       20.8    Exercise of Rights and Remedies . . . . . . . . . . . . . . . . . . 40
       20.9    Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       20.10   Reformation and Severability. . . . . . . . . . . . . . . . . . . . 40
       20.11   Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . . 40
       20.12   Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       20.13   Public Statements . . . . . . . . . . . . . . . . . . . . . . . . . 41
       20.14   Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . . . 41
       20.15   Collection Procedures . . . . . . . . . . . . . . . . . . . . . . . 41
       20.16   Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

                                      -iv-

                               ASSET PURCHASE AGREEMENT


        THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the 10th day of March, 1999, by and among THE ALLIANCE GROUP, INC., an Oklahoma corporation ("Parent"), ALLIANCE ACQUISITION IV CORP., an Oklahoma corporation ("Newco"), and ABLE COMMUNICATION INCORPORATED, an Oklahoma corporation (the "Company").

                                       RECITALS

                WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Oklahoma, having been incorporated on March 9, 1999, solely for the purpose of completing the transaction set forth herein, and Newco is a wholly-owned subsidiary of Parent, a corporation organized and existing under the laws of the State of Oklahoma; and

                WHEREAS, Company is and has been engaged in the interconnect and paging business (the "Business") and owns certain equipment, inventory and other personal property used in the Business.

                WHEREAS, Company desires to sell to Newco, and Newco desires to purchase from Company, Company's equipment, inventory, accounts receivable and certain other assets which are owned by Company and associated with the ownership and operation of the Business (the "Sale").

                NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:


1.      DEFINITIONS

        Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule or annex attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement.

        "Acquired Assets" has the meaning set forth in Section 2.2.

        "Adverse Effect" has the meaning set forth in Section 6.1.

        "Affiliates" means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the Company.

        "Agreement" has the meaning set forth in the first paragraph of this Agreement.

        "Annex" means each Annex attached hereto that represents a document relevant to the transactions contemplated in this Agreement.

        "Assumed Liabilities" has the meaning set forth in Section 2.4.

        "Authorizations" has the meaning set forth in Section 6.8.

        "Balance Sheet Date" has the meaning set forth in Section 6.3.

        "Cash Payment' has the meaning set forth in Section 4.1.

        "Charter Documents" means the Certificate of Incorporation, Articles of Incorporation or other instrument pursuant to which any corporation, partnership or other business entity that is a signatory to this Agreement was formed or organized in accordance with applicable law.

        "Closing" has the meaning set forth in Section 5.

        "Closing Date" has the meaning set forth in Section 5.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the first paragraph of this Agreement.

        "Company Financial Statements" has the meaning set forth in Section 6.3.

        "Company Stock" means the Company's $1.00 par value common stock.

        "December Balance Sheet" has the meaning set forth in Section 6.3.

        "Demand Registration" has the meaning set forth in Section 19.2.

        "Effective Time" means the time as of which the Merger becomes effective, which shall, in any case, occur on the Closing Date.

        "Environmental Laws" has the meaning set forth in Section 6.12.

        "Expiration Date" means (i) except as set forth in (iii) below, the 24th monthly anniversary of the Closing Date when used in connection with a breach of any representation, warranty, covenant or agreement set forth in Sections 6 or 8 of this Agreement, (ii) the 36th monthly anniversary of the Closing Date when used in connection with the failure to observe the terms of Section 15 and
(iii) the date on which suit for the enforcement of any claims for Taxes, claims under Environmental Laws or claims under any other covenant or agreement set forth in this Agreement and not specified in (i) or (ii) above becomes barred by the applicable statute of limitation.

        "Founding Companies" has the meaning set forth in Section 9.1(ii).

        "Founding Stockholders" has the meaning set forth in Section 19.2.

        "Governmental Authorities" has the meaning set forth in Section 2.2(b).

        "Hazardous Substance" has the meaning set forth in Section 6.12.

        "Indemnified Party" has the meaning set forth in Section 13.3.

        "Indemnifying Party" has the meaning set forth in Section 13.3.

        "IPO" means the Parent's initial public offering of Parent Stock.

        "IRS" or "Internal Revenue Service" means the Internal Revenue Service of the Department of the Treasury.

        "Leases" means all real and personal property leased by Company and used, useful or held for use in connection with Company's Business.

        "Liens" has the meaning set forth in Section 2.1.

        "Net Current Assets" has the meaning set forth in Section 4.4.

        "Newco" has the meaning set forth in the first paragraph of this Agreement.

        "Parent" has the meaning set forth in the first paragraph of this Agreement.

        "Parent Charter Documents" has the meaning set forth in Section 8.1.

        "Parent Documents" has the meaning set forth in Section 8.8.

        "Parent Stock" means Parent's $.01 par value common stock.

        "Permitted Liens" has the meaning set forth in Section 2.1.

        "Person" means an individual, a corporation, a partnership, an association, a limited liability company, a joint stock company, a trust or other unincorporated organization.

        "Private Placement" means the Parent's private placement of Parent
Stock.

        "Prohibited Activities" has the meaning set forth in Paragraph 6.25.

        "Purchase Price" has the meaning set forth in Section 4.1.

        "Registerable Securities" means the shares of Parent Stock registerable pursuant to Section 19.

        "Restricted Securities" has the meaning set forth in introductory paragraph to Section 18.

        "Sale" has the meaning set forth in the third recital of this Agreement.

        "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties, covenants and agreements.

        "SEC" means the United States Securities and Exchange Commission.

        "Stock Payment" has the meaning set forth in Section 4.1.

        "Stockholders" has the meaning set forth in Section 15.1.

        "Subsidiaries" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

        "Tax" or "Taxes" have the meaning set forth in Section 6.14.

        "Territory" has the meaning set forth in Section 15.1(i).

        "Third Person" has the meaning set forth in Section 13.3.

        "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.      PURCHASE AND SALE

        2.1 THE SALE. Subject to the terms and conditions set forth in this Agreement, Company agrees to sell, convey, assign, transfer and deliver to Newco, and Newco agrees to purchase from Company at Closing, all of Company's right, title and interest in and to the Acquired Assets, free and clear of all debts, liabilities, obligations and taxes other than Assumed Liabilities, and free and clear of all security interests, liens, pledges, charges, rights of third parties and encumbrances of every kind (collectively, "Liens"), other than Permitted Liens. As used herein, the term "Permitted Liens" means (i) any Lien for taxes and assessments not yet past due or otherwise being contested in good faith and for which appropriate reserves have been established, (ii) any Lien arising out of deposits made to secure leases or other obligations of a like nature arising in the ordinary course of business, (iii) any Lien affecting real property that does not materially interfere with the use by Company of the property subject thereto or affected thereby, (iv) as to leaseholds, interest of the lessors thereof and Liens affecting the interests of such lessors and (v) any Lien set forth on Schedule 2.1 attached hereto.

        2.2 ACQUIRED ASSETS. The assets to be conveyed to Newco shall include all of Company's right, title and interest of whatever description which relate in any way to the ownership, use or operation of the Business, as owned, acquired or obtained by Company from the date hereof through the date of Closing (collectively, the "Acquired Assets"). The Acquired Assets shall include, but not be limited to, all of the rights, interests and benefits of Company in:

                (a) All operating agreements, interconnection agreements, transit agreements, resale agreements, other agreements with telecommunication companies, leases, Authorizations to the extent such Authorizations may be transferred under applicable law, instruments, commitments, guarantees, consents and revenue sharing agreements; all easements, appurtenances, rights-of-way and construction permits, if any, related to the Acquired Assets; all right, title and interest, if any, in and to all streets, roads and public places, open or proposed; all agreements between Company and any suppliers, telecommunication equipment or service companies and customers, and all other similar rights and agreements, including all applications therefor, which in any way may relate to or concern the operation by Company of the Business.

                (b) Originals or copies of all of Company's files of correspondence, lists, records and reports concerning (i) customers, prospective customers of the Business and customer service records related to the Acquired Assets and (ii) all dealings with any federal, state, county, municipal or foreign government agency, authority, utility instrumentality, including without limitation, any agency, court, tribunal, department, bureau, commission or board of competent jurisdiction ("Governmental Authorities") with respect to the Acquired Assets.

                (c) All of Company's right, title and interest in and to machinery, equipment, motor vehicles, office equipment, computers and related software, furniture and fixtures, supplies, inventory, spare parts and other physical assets, if any, used in or relating to the Acquired Assets, and all modifications, additions, restorations or replacements of the whole or any part thereof.

                (d) All of Company's right, title and interest in and to agreements and contracts for: (i) paging, long-distance and local telephone customers; (ii) Internet services including, without limitation, Company's registered addresses; (iii) PIC and CIC codes, tariffs and certifications, to the extent transferrable; (iv) agency agreements; and (v) sale and service of telephone equipment.

                (e) All of Company's right, title and interest to engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and processes intended for use in connection with the Acquired Assets provided that Company may retain a copy thereof.

                (f) All of the following, along with all related income, royalties, damages and payments, if any, due or payable as of the Closing Date or thereafter: inventions, trademarks, service marks, trade dress, trade names, logos and registrations and applications for a registration thereof together with all of the goodwill associated therewith, copyrights and copyrightable works and registrations and applications for the registration thereof, computer software, data, data bases, documentation thereof, trade secrets and other confidential information, other intellectual property rights and intangible embodiments thereof (in whatever form or medium); all data and records, wherever located, including books and records, customer lists, call records, usage schedules, advertising materials, credit information and correspondence, manuals, contract rights (including, without limitation, letters of authority and other customer subscription/acquisition contracts), together with all books, records, drawings and other indicia, however evidenced.

                (g) All electrical, mechanical, plumbing and other building systems, security and surveillance systems and wiring and cable installations owned by Company and located on the property leased by Company.

                (h)     All deposits, prepayments and prepaid expenses.

                (i) All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind.

                (j) The right to receive and retain mail, accounts receivable payments and other communications.

                (k) The right to bill and receive payment for products shipped or delivered and/or services performed but unbilled or unpaid as of the Closing.

                (l) The advertising, marketing and promotional materials and all other related printing or written materials.

                (m) All notes receivable, accounts receivable and related records for such receivables (including customer receivables for customers to be acquired by Newco).

                (n)     All 800 and 888 telephone numbers of Company.

                (o)     All goodwill associated with the Acquired Assets.

                (p) Any assets of the type described above which are acquired after the date hereof but prior to the Closing.


        2.3 ASSUMPTION OF LIABILITIES. At Closing, Newco shall assume and perform and discharge the following to the extent not previously performed or discharged as of the Closing: (i) Company's obligations after the Closing under the contracts being assigned to Newco and all other obligations of Company related to the Business entered into during the period from the date hereof to the Closing by Company in the ordinary course of its business in accordance with the provisions of Sections 9.2 and 9.3 below that were identified to and consented in writing by Newco; and (ii) all accounts payable, notes payable and other indebtedness reflected on the December Balance Sheet related to the Business (collectively, the "Assumed Liabilities"). Newco shall not be liable for any other liabilities, debts, contracts or agreements, including, without limitation, any liabilities or obligations related to other obligations of Company of any nature whatsoever other than the Assumed Liabilities.

3.      INSTRUMENTS OF TRANSFER

        At the Closing, Company will deliver to Newco (i) one or more Bills of Sale in substantially the form attached hereto as Annex I ("Bill of Sale"), (ii) all such other good and sufficient instruments of sale, transfer and conveyance, including, without limitation, assignments of leases in such form and including such matters as Newco shall reasonably request and as shall be reasonably acceptable to Company, as shall be effective to vest in Newco all of Company's right and title to, and interest in, the Acquired Assets; and (iii) all contracts and commitments, instruments, books and records and other data included in the Acquired Assets.

4.      PURCHASE PRICE; ALLOCATION

        4.1 PURCHASE PRICE. The total purchase price for the Acquired Assets shall be (i) $15,000 in cash (the "Cash Payment"), (ii) $35,000 for assumption of debt relating to note held by Imogene Whitaker and (iii) $50,000 of Alliance common stock (the "Stock Payment") (collectively the "Purchase Price").

        4.2 PAYMENT OF PURCHASE PRICE. The Cash Payment shall be payable by wire transfer of immediately available funds to Company at Closing. The Stock Payment shall be issued to Company at Closing.

        4.3 ALLOCATION OF PURCHASE PRICE. Attached hereto as Annex II is the allocation of the Purchase Price in accordance with the respective fair market value of the Acquired Assets being purchased and as provided for under
Section 1060 of the Code. Newco and Company each agree to file their income tax returns and their other tax returns and IRS Form 8594 reflecting the allocation as determined in this Section 4.3 unless otherwise required by applicable legal requirements.

5.      CLOSING

        Subject to the terms and conditions hereof, the closing (the "Closing") shall take place at the offices of McAfee & Taft A Professional Corporation, 10th Floor, Two Leadership Square, Oklahoma City, Oklahoma 73102, on May 31, 1999, or such other date as the parties hereto may designate (the "Closing Date"). At Closing, each party shall deliver or cause to be delivered to the other party the instruments of transfer referenced in Section 3 of this Agreement and the other deliveries required by Section 10 (for Company) and
Section 11 (for Newco) of this Agreement, and Newco shall deliver to Company the Cash Payment and the Stock Payment as required pursuant to Section 4.

6.      REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF COMPANY

        Company represents, warrants, covenants and agrees (i) that all of the following representations and warranties in this Section 6 are materially true at the date of this Agreement and, subject to Section 9.6, shall be materially true at the Closing Date and (ii) that all of the covenants and agreements in this Section 6 shall be materially complied with or performed at and as of the Closing Date.

        6.1 DUE ORGANIZATION. Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required except (i) as set forth on Schedule 6.1 or (ii) where the failure to be so authorized or qualified would not have an adverse effect on the business, operations, affairs, prospects, properties, assets or condition (financial or otherwise) of Company taken as a whole (as used herein with respect to Company, or with respect to any other Person, an "Adverse Effect").

        6.2 AUTHORIZATION. Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Company of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Company. This Agreement has been duly executed and delivered by Company, and approved by all the stockholders of Company, and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms.

        6.3 FINANCIAL STATEMENTS. Attached hereto as Schedule 6.3 are copies of the following financial statements of Company (the "Company Financial Statements"): Company's audited Balance Sheet as of December 31, 1997 and its audited Balance Sheet as of December 31, 1998 ("December Balance Sheet"), and audited Statements of Income, Retained Earnings and Cash Flows, and any related notes thereto, for the years ended December 31, 1997 and 1998 (December 31, 1998 being hereinafter referred to as the "Balance Sheet Date"). The audited Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted thereon or on Schedule 6.3). Except as set forth on
Schedule 6.3, the Balance Sheets referred to in this Section 6.3 present fairly the financial position of Company as of the dates indicated thereon, and the Statements of Income, Retained Earnings and Cash Flows referred to in this
Section 6.3 present fairly the results of operations for the periods indicated thereon in accordance with generally accepted accounting principles. Company Financial Statements at and for the years ended December 31, 1997 and 1998 have been examined and reported on by Deloitte and Touche, LLP.

        6.4 TITLE TO ACQUIRED ASSETS; CONDITION OF ACQUIRED ASSETS. Company has, and will convey to Newco at Closing, good and marketable title to the Acquired Assets, free and clear of all Liens other than Permitted Liens. All Liens in effect on the date hereof which are to be discharged at Closing, other than those to be discharged by Newco, are listed on Schedule 6.4 hereto. The tangible property included among the Acquired Assets is in good working order and repair, reasonable wear and tear excepted, and is technically sufficient and capable for use in the Business. Except as disclosed on Schedule 6.22, no officer, director, stockholder or employee of Company or any other Person other than the Company owns, leases or has any right in any property, license or other assets related to the Acquired Assets.

        6.5 REAL PROPERTY - OWNED. Company owns no real property and the real property leased by Company related to the Business has never been owned by Company.

        6.6 REAL AND PERSONAL PROPERTY - LEASED. Company shall retain all of its rights and obligations under all leased real and personal property.

        6.7 EXISTING CONTRACTS. Schedule 6.7 sets forth all contracts, commitments and agreements included as Acquired Assets in effect on the date hereof (the "Existing Contracts"). Except as disclosed on Schedule 6.22, no officer, director or employee of Company or any Person (other than Company) controlling, controlled by or affiliated with or family member of any such officer, director or employee has any contractual relationship relating to the ownership or use of the Acquired Assets. Company has heretofore delivered to Newco true and correct copies of the Existing Contracts. Except as disclosed on
Schedule 6.7, Company has no knowledge of any breach or anticipated breach by the other parties to any Existing Contracts. The Existing Contracts are in full force and effect and Company is in compliance with its obligations under such Existing Contracts. Except for the Existing Contracts, Company has not entered into any other contract, commitment or agreement relating to the ownership or use of the Acquired Assets, including, but not limited to, right-of-way, rights of entry, licenses, easements, leases, or guaranty agreements. There are no claims by third parties that Company is required to enter into other agreements to enable it to continue to own or use the Acquired Assets.

        6.8 GOVERNMENTAL LICENSES. Except as set forth on Schedule 6.8, Company holds all licenses, consents, permits, approvals, tariffs and authorizations of Governmental Authorities which are required in connection with the ownership of the Acquired Assets and operation of the Business (collectively referred to as the "Authorizations"). All Authorizations are in full force and effect. Company has complied with the terms of the Authorizations which it holds and there are no pending modifications, amendments or revocations of the Authorizations which would adversely affect the ownership of the Acquired Assets or the operation of the Business. All fees due and payable from Company to Governmental Authorities pursuant to the Authorizations have been timely filed and are accurate and complete. True and correct copies of the Authorizations, and all amendments thereto to the date hereof, have been delivered by Company to Newco.

        6.9 COMPLIANCE WITH LAWS. Company is currently complying with and has so complied with, and is not in default under or in violation of, and neither the Business nor any of the Acquired Assets nor the operation or maintenance thereof, contravenes any statute, law (including environmental or employment laws), ordinance, decree, order, rule or regulation of any Governmental Authority applicable to the Acquired Assets or the Business.

        6.10 NO VIOLATION OF EXISTING AGREEMENTS. Subject to the consents for the Existing Contracts identified in Schedule 6.10, the execution, delivery and performance of this Agreement by Company and Company's transfer of the Acquired Assets to Newco (i) will not violate any provisions of any law, (ii) will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any Existing Contracts, and (iii) will not result in the creation of any Lien upon the Acquired Assets or the Business other than Permitted Liens.

        6.11    LITIGATION AND LEGAL PROCEEDINGS.  Except as set forth on
Schedule 6.11, there is no outstanding judgment against Company or any director, officer or stockholder of Company affecting the Business or the Acquired Assets or which questions the validity of any action taken or to be taken by Company pursuant to or in connection with the provisions of this Agreement and there is no litigation, proceeding or investigation pending, or, to Company's knowledge, threatened, against Company or any director, officer or stockholder of Company affecting the Business or the Acquired Assets or which questions the validity of any action taken or to be taken by Company pursuant to or in connection with the provisions of this Agreement. Except as set forth on Schedule 6.11, there are no proceedings pending to which Company or any director, officer or stockholder of Company is a party or, to Company's knowledge, threatened, nor has Company received written notice of any demands by any Governmental Authority, utility or other party, to terminate, modify or adversely change the terms and conditions of Company's rights with respect to the Authorizations or Existing Contracts.

        6.12    ENVIRONMENTAL COMPLIANCE.  (i)  Except as set forth on Schedule
6.12 hereto, (w) Company has not generated, used, transported, treated, stored, released or disposed of, or suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance (as hereinafter defined) with respect to the Acquired Assets or the Business in violation of any Environmental Laws (as hereinafter defined); (x) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with Company's ownership or use of the Acquired Assets, the conduct of the Business or on, in or under any property or facility used, owned or leased by Company or any adjacent properties or facilities, which has created or might reasonably be expected to create any liability under any Environmental Laws or which would require reporting to or notification of any governmental entity; (y) no friable asbestos or polychlorinated biphenyl, and no underground storage tank, is contained in or located on or under any property or facility owned, used or leased by Company; and (z) any Hazardous Substance handled or dealt with in any way with respect to the Acquired Assets or the Business by Company, or during Company's ownership or use of the Acquired Assets or the Business, has been and is being handled or dealt with in compliance with all Environmental Laws.

                (ii) For purposes of this Agreement, the term "Hazardous Substance" shall mean any substance which, as of the date of this Agreement, is listed as hazardous or toxic in the regulations implementing the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Response Compensation and Liability Act ("RCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or listed as a hazardous substance under any applicable state environmental laws, or any substance which has been determined by regulation, ruling or otherwise by any agency or court to be a hazardous or toxic substance regulated under federal or state law, and shall include petroleum and petroleum products.

                (iii) For purposes of this Agreement, the term "Environmental Laws" shall mean CERCLA, RCRA, RCLA and any applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all Governmental Authorities and all applicable judicial, administrative and regulatory decrees, judgments and orders, any of which relate to the protection of human health or the environment from the effects of Hazardous Substances, including but not limited to, those pertaining to reporting, licensing, permitting, investigating and remediating emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

        6.13 EMPLOYEE BENEFITS AND EMPLOYEES. Newco shall have no obligation to any employee of Company for any reason.

        6.14 TAX MATTERS. Except as set forth on Schedule 6.14 attached hereto, (i) Company has timely filed all Tax (as defined below) returns and statements which it is required to file; (ii) all such returns are complete and accurate and disclose all Taxes required to be paid for the periods covered thereby; (iii) Company has not waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency; (iv) no assessment of any additional Taxes for periods for which returns have been filed has been asserted and no basis exists therefor; (v) to Company's knowledge, there are no unresolved questions or claims raised by any Taxing authority concerning the Tax liability of Company; and (vi) all Taxes which Company is required by law to withhold or to collect for payment have been duly withheld or collected and have been paid. Company has paid all Taxes due prior to the date hereof and will pay when due (or contest in good faith by appropriate proceedings) all Taxes which may become due on or before the Closing Date. For purposes of this Section 6.14, the term "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts and other assessments including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, stamp duties, fees, assessments or similar charges in the nature of a tax, together with any interest, fines and penalties imposed by any Governmental Authority, and whether disputed or not.

        6.15 CUSTOMERS. Company shall, by electronic transfer, deliver to Newco a schedule of all relevant customer records on Company's computer storage records.

        6.16 INSURANCE. Prior to Closing, Company shall maintain policies of title, liability, fire, worker's compensation and other forms of insurance (including bonds) which insure against risks and liabilities to an extent and in a customary industry manner and which are adequate to provide coverage against risks of a nature to which Company would normally be exposed in the operation of the Business. All such insurance policies and binders are in full force and effect at the date of Closing. Company has complied in all material respects with each of such insurance policies and binders and has not failed to give any notice or present any claim thereunder in a due and timely manner.

        6.17 BROKERS. Company has not engaged any agent, broker or other person acting pursuant to the express or implied authority of Company which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Acquired Assets or the Business.

        6.18 UNDISCLOSED LIABILITIES. Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not reflected or reserved against the December Balance Sheet except for liabilities and obligations that have arisen in the ordinary and usual course of business and consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and except for liabilities and obligations directly related to the transactions contemplated hereby.

        6.19 PRICING OF SERVICES. Schedule 6.19 sets forth a description of all rate plans currently offered to customers of the Business.

        6.20 PROPRIETARY RIGHTS. Company lawfully possesses, and the Acquired Assets will include, all intellectual property rights that are necessary to the conduct of the Business.


        6.21 ACCOUNTS RECEIVABLE AND BAD DEBTS. All notes and accounts receivable of Company which are Acquired Assets and shown on the December Balance Sheet or thereafter acquired were or (to the extent not heretofore collected) are valid and genuine, were acquired in the ordinary course of business and are subject to no asserted counterclaims, defenses or setoffs.
Schedule 6.21 attached hereto sets forth a true, complete and accurate list, as of the end of the most recent normal billing cycle of the Business, listing the total amounts of customer receivables and the aging of such customer receivables based on the following Schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days, from the date thereof.

        6.22 CERTAIN BUSINESS RELATIONSHIPS WITH COMPANY. Except as set forth in Schedule 6.22 attached hereto, none of the officers or directors of the Company and its affiliates or family members have been involved in any business arrangement or relationship with Company within the past 12 months.

        6.23 DISCLOSURE. No provision of this Agreement relating to Company, the Business or the Acquired Assets or any other document, Schedule, Annex or other information furnished by Company to Newco in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. In connection with the preparation of this Agreement and the documents, descriptions, opinions, certificates, Annexes, Schedules or written material prepared by Company and appended hereto or delivered or to be delivered hereunder, Company agrees it will disclose to Newco any fact known to Company which Company knows or believes would affect Newco's decision to proceed with the execution of this Agreement. All Schedules attached hereto are accurate and complete as of the date hereof. There is no fact now known to Company relating to the Business or Acquired Assets which in Company's reasonable opinion adversely affects the condition of the Acquired Assets, the status of the Authorizations or the ownership, operation, financial condition or prospects of the Business which has not been disclosed to Newco or set forth in the Exhibits or Schedules attached hereto.

        6.24 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth on Schedule 6.24, there has not been:

                (i) any adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Company taken as a whole;

                (ii) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of Company;

                (iii) any change in the authorized capital of Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Company; except distribution of a 1994 Ford Ranger (along with any lease or note obligation) to Johnny Mansfield;

                (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Company to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                (vi) any work interruptions, labor grievances or labor claims filed, or any other similar labor event or condition of any character, adversely affecting the business of Company;

                (vii) any sale or transfer, or any agreement to sell or transfer, any assets, property or rights of Company to any person outside the ordinary course of business of Company;

                (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Company outside the ordinary course of business of Company;

                (ix) any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, right or asset outside of the ordinary course of Company's business;

                (xi)    any waiver of any rights or claims of Company;

                (xii) any breach, amendment or termination of any contract, agreement, license, permit or other right to which Company is a party;

                (xiii) any transaction by Company outside the ordinary course of its business;

                (xiv) any cancellation or termination of a contract with a customer or client prior to the scheduled termination date; or

                (xv) any other distribution of property or assets by Company outside the ordinary course of Company=s business.


        6.25 PROHIBITED ACTIVITIES. Except as set forth on Schedule 6.25, Company has not, between the Balance Sheet Date and the date of this Agreement, taken any of the actions set forth in Section 9.3 ("Prohibited Activities").

7.      [INTENTIONALLY OMITTED]

8.      REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF PARENT AND
        NEWCO

        Parent and Newco, jointly and severally, represent, warrant, covenant and agree (i) that all of the following representations and warranties in this
Section 8 are materially true at the date of this Agreement and, subject to
Section 9.6, shall be materially true at the Closing Date and (ii) that all of the covenants and agreements in this Section 8 shall be materially complied with or performed at and as of the Closing Date.

        8.1 DUE ORGANIZATION. Parent and Newco are each corporations duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and are duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have an Adverse Effect. True, complete and correct copies of the Charter Documents and Bylaws, each as amended, of Parent and Newco (the "Parent Charter Documents") are all attached hereto as Schedule 8.1.

        8.2 AUTHORIZATION. Parent and Newco each has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Newco and their consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent and Newco.
This Agreement has been duly executed and delivered by Parent and Newco and is a valid and binding obligation of Parent and Newco, enforceable against each of them in accordance with its terms.

        8.3 CAPITAL STOCK. The authorized capital stock of Parent and Newco is as set forth in Schedule 8.3. All of the issued and outstanding shares of the capital stock of Parent and Newco (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are owned of record and beneficially by the persons set forth on Schedule 8.3 and Parent, respectively, and (iv) were offered, issued, sold and delivered by Parent and Newco in compliance with all applicable state and Federal laws concerning the offer, issuance, sale and delivery of securities. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder of Parent or Newco.

        8.4 TRANSACTIONS IN CAPITAL STOCK. Except as set forth on Schedule 8.4, (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Parent or Newco to issue any of its authorized but unissued capital stock and (ii) neither Parent nor Newco has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 8.4 also includes complete and accurate copies of all stock option or stock purchase plans, including a list, accurate as of the date hereof, of all outstanding options, warrants or other rights to acquire shares of capital stock of Parent.

        8.5 SUBSIDIARIES. Newco has no Subsidiaries. Parent has no Subsidiaries except for Newco and each of the other companies identified on
Schedule 8.5. Except as set forth in the preceding sentence, neither Parent nor Newco presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in a Person nor is Parent or Newco, directly or indirectly, a participant in any joint venture, partnership or other non-corporation entity.

        8.6 LIABILITIES AND OBLIGATIONS. Parent and Newco have no liabilities, contingent or otherwise, except as set forth in or contemplated by this Agreement or agreements similar to this Agreement with the Founding Companies and except for fees incurred in connection with the transactions contemplated hereby and thereby.

        8.7 CONFORMITY WITH LAW; LITIGATION. Neither Parent nor Newco is in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a Adverse Effect; and there are no claims, actions, suits or proceedings, pending or, to the knowledge of Parent or Newco, threatened, against or affecting Parent or Newco, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Parent and Newco have no operations.

        8.8 NO VIOLATIONS. Neither Parent nor Newco is in violation of any Parent Charter Document. None of Parent, Newco, or, to the knowledge of Parent and Newco, any other party thereto, is in default under any lease, instrument, agreement, license or permit to which Parent or Newco is a party or by which Parent or Newco, or any of their respective properties, are bound (collectively, the "Parent Documents"); and (i) the rights and benefits of Parent and Newco under the Parent Documents will not be adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under any of the terms or provisions of the Parent Documents or the Parent Charter Documents. Except as set forth on Schedule 8.8, none of the Parent Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

        8.9 PARENT SECURITIES. The shares of Parent Stock deliverable to Company pursuant to this Agreement will have been duly authorized prior to the Closing and, upon consummation of the Sale in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

        8.10 BUSINESS; REAL PROPERTY; AGREEMENTS. Parent was formed in September 1998. Neither Parent nor Newco has conducted any business since the date of its inception, except raising capital and in connection with this Agreement and similar agreements with the Founding Companies. Except as disclosed on Schedule 8.10, neither Parent nor Newco owns or has at any time owned any real property or any personal property or is a party to any other agreement.

9.      OTHER COVENANTS PRIOR TO CLOSING

        9.1     ACCESS AND COOPERATION; DUE DILIGENCE; AUDITS.

                (i) Between the date of this Agreement and the Closing Date, Company will afford to the officers and authorized representatives of Parent access to all of Company's sites, properties, books and records and will furnish Parent with such additional financial and operating data and other information as to the business and properties of Company as Parent may from time to time reasonably request. Company will cooperate with Parent, its representatives, auditors and counsel in the preparation of any documents or other material that may be required in connection with any documents or materials required by this Agreement. Parent and Newco will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 16.

               (ii) Between the date of this Agreement and the Closing, Parent will afford to the officers and authorized representatives of Company access to all of the sites, properties, books and records of Parent, Newco and the other companies listed on Schedule 9.1(ii) ("Founding Companies") and will furnish Company with such additional financial and operating data and other information as to the business and properties of Parent, Newco and the Founding Companies as Company may from time to time reasonably request. Parent and Newco will cooperate with Company, representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. Company will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 16.

        9.2 CONDUCT OF BUSINESS PENDING CLOSING. Unless otherwise approved in writing by Parent, between the date of this Agreement and the Closing Date, Company will:

                (i) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

               (ii) maintain its properties and facilities, including those held under lease, in as good of working order and condition as at present, ordinary wear and tear excepted;

              (iii) perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

               (iv) keep in full force and effect in all material respects the present insurance policies or other comparable insurance coverage;

                (v) use its reasonable best efforts to maintain and preserve its business organization intact, retain its respective present key employees and maintain its respective relationships with suppliers, customers and others having business relations with it;

               (vi) maintain material compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar Governmental Authorities;

              (vii) maintain present debt instruments and Leases and not enter into new or amended debt instruments or Leases; and

             (viii) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

        9.3 PROHIBITED ACTIVITIES BY THE COMPANY. Between the date of this Agreement and the Closing Date, Company will not, without prior written consent of Parent:

                (i)     make any change in its Charter Documents or Bylaws;

               (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

              (iii) declare or pay any dividend, or make any distribution in respect of Company Stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of Company Stock; except distribution of a 1994 Ford Ranger (along with any lease or note obligation) to Johnny Mansfield;

               (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice), in connection with the transactions contemplated by this Agreement, or involves an amount not in excess of $5,000;

                (v) create, assume or permit to exist any Lien upon any asset or property whether now owned or hereafter acquired, except (x) with respect to purchase money Liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $5,000 as necessary or desirable for the conduct of its business, and (y) (1) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested Taxes adequate reserves have been established and are being maintained) or (2) materialmen's, mechanic's, worker's, repairmen's, employee's or other like Liens arising in the ordinary course of business, or (3) Liens set forth on appropriate schedules hereto;

               (vi) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

              (vii) negotiate for the acquisition of any business or the start-up of any new business;

             (viii) merge or consolidate or agree to merge or consolidate with or into any other corporation;

               (ix) waive any material right or claim; provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                (x) commit a material breach or amend or terminate any material agreement, permit, license or other right; or

               (xi) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

        9.4 EXCLUSIVITY. Neither Company, nor any agent, officer, director, trustee or any representative of Company will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly/or indirectly:

                (i) solicit or initiate the submission of proposals or offers from any person for,

                (ii)    participate in any discussions pertaining to, or

                (iii) furnish any information to any person other than Parent or its authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, Company, or merger, consolidation or business combination of Company.

        9.5 NOTIFICATION OF CERTAIN MATTERS. Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of Company contained herein to be untrue or inaccurate in any respect at or prior to the Closing Date and (ii) any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder as of such date. Parent and Newco shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of Parent or Newco contained herein to be untrue or inaccurate in any respect at or prior to the Closing Date and (ii) any failure of Parent or Newco to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder as of such date. The delivery of any notice pursuant to this Section 9.5 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 9.6, (ii) modify the conditions set forth in Sections 10 and 11 or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        9.6 AMENDMENT OF SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until 11:59 p.m. March 31, 1999 to supplement or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Notwithstanding the foregoing sentence, no amendment or supplement to a Schedule prepared by Company or Parent that constitutes or reflects an event or occurrence that would have an Adverse Effect may be made unless the parties not making the amendment or supplement consent to such amendment or supplement. For all purposes of this Agreement, including, without limitation, for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Schedules shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 9.6. Except as otherwise specified in Section 16.3, no party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of
Section 14.1(iv). Neither the entry by Parent into any other agreement, such as this Agreement, after the date hereof for the acquisition of one or more companies nor the performance by Parent of its obligations thereunder shall be deemed to require the amendment to or a supplementation of any Schedule hereto.

        9.7 FURTHER ASSURANCE. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated by this Agreement.

        9.8 DISTRIBUTIONS PRIOR TO CLOSING. Johnny Mansfield shall receive the 1994 Ford Ranger prior to the Closing Date and Johnny Mansfield will assume all lease or note, insurance or other obligations related to this vehicle.

10.     CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY

        The obligations of Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

        10.1    REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.
All representations and warranties of Parent and Newco contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Parent and Newco on or before the Closing Date shall have been duly complied with or performed; and a certificate to the foregoing effect dated the Closing Date, and signed by the President or any Vice President of Parent and of Newco shall have been delivered to Company.

        10.2 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Sale and no governmental agency or body shall have taken any other action or made any request of Company as a result of which the management of Company deems it inadvisable to proceed with the transactions hereunder.

        10.3 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

        10.4 GOOD STANDING CERTIFICATES. Parent and Newco each shall have delivered to Company a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Oklahoma Secretary of State, showing that each of Parent and Newco is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for Parent and Newco, respectively, for all periods prior to the Closing Date have been filed and paid to the extent required.

        10.5 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred with respect to Parent or Newco that would constitute a material Adverse Effect.

        10.6 SECRETARY'S CERTIFICATES. Company shall have received a certificate or certificates, dated the Closing Date and signed by the Secretary of Parent and of Newco, certifying the completeness and accuracy of the attached copies of Parent's and Newco's respective Charter Documents (including amendments thereto), Bylaws (including amendments thereto), and resolutions of the boards of directors and, if required, the stockholders of Parent and Newco approving Parent's and Newco's entering into this Agreement and the consummation of the transactions contemplated hereby.

        10.7 CLOSING OF THE IPO OR THE PRIVATE PLACEMENT. Parent shall have received at least $15,000,000 in gross proceeds from Parent's IPO or Private Placement.

11.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND NEWCO

        The obligations of Parent and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

        11.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All the representations and warranties of Company contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Company on or before the Closing Date shall have been duly complied with or performed; and Company each shall have delivered to Parent a certificate dated the Closing Date and signed by them to such effect.

        11.2 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Sale and no governmental agency or body shall have taken any other action or made any request of Parent as a result of which the management of Parent deems it inadvisable to proceed with the transactions hereunder.

        11.3 SECRETARY'S CERTIFICATE. Parent shall have received a certificate, dated the Closing Date and signed by the Secretary of the Company, certifying the completeness and accuracy of the attached copies of Company's Charter Documents (including amendments thereto), Bylaws (including amendments thereto), and resolutions of the board of directors and stockholders approving Company's entering into this Agreement and the consummation of the transactions contemplated hereby.

        11.4 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred with respect to Company which would constitute a material Adverse Effect, and Company shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of Company to conduct its business.

        11.5    TERMINATION OF RELATED PARTY AGREEMENTS.  Except as set forth on
Schedule 11.5, all existing agreements between Company and its stockholders shall have been canceled effective prior to or as of the Closing Date.

        11.6 THIRD PARTY CONSENTS. Company shall have delivered to Newco such instruments, consents and approvals of third parties (the form and substance of which shall be reasonably satisfactory to Newco) as are necessary to assign to Newco without modification thereof, as of the Closing, the Acquired Assets and the Assumed Liabilities and Newco shall have obtained all Authorizations necessary for the consummation of the transactions contemplated by this Agreement. Prior to the Closing Date, each applicable governmental authority shall have granted its necessary consent to the assignment of the Authorizations to Newco and each such consent shall have become final and non-appealable and all applicable waiting periods shall have expired. Anything herein contrary notwithstanding, Newco shall have the right (in its sole discretion) to waive the requirement set forth in the preceding sentence by delivery to Company of a written notice to such effect.

        11.7 DUE DILIGENCE. Newco and its agents and representative shall have conducted a satisfactory legal, tax, accounting, engineering, regulatory and business due diligence review of the Acquired Assets and the Business, the results of which shall be satisfactory to Newco. Without limiting the generality of the foregoing, Newco shall be satisfied that the Acquired Assets constitute all assets, licenses and property necessary to the operation of the Business as contemplated to be conducted by Newco, and that the customer lists and customer composition previously provided to Newco by Company is substantially similar to such information found by Newco pursuant to its subsequent due diligence review.

        11.8 GOOD STANDING CERTIFICATES. The Company shall have delivered to Parent a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in Company's state of incorporation and, unless waived by Parent, in each state in which Company is authorized to do business, showing Company is in good standing and authorized to do business and that all state franchise and/or income Tax returns and Taxes for Company for all periods prior to the Closing have been filed and paid.

        11.9 FIRPTA CERTIFICATE. If required, Company shall have delivered to Parent a certificate to the effect that it is not a foreign person under
Section 111445-2(b) of the Treasury regulations.

        11.10 CLOSING OF THE IPO OR PRIVATE PLACEMENT. Parent shall have received at least $15,000,000 in gross proceeds from Parent's IPO or Private Placement.

        11.11 OPERATION OF BUSINESS. Company shall have continued to operate the Business and market the services of the Business in the normal course of business and in accordance with past practice.

12.     CASUALTY LOSSES

        In the event that there shall have been suffered between the date hereof and the Closing any casualty loss relating to the Acquired Assets that becomes known to Company, Company will promptly notify Newco of such event. Company shall, at its option, (i) repair, rebuild or replace the portion of the Acquired Assets damaged, destroyed or lost prior to the Closing Date, or (ii) assign to Newco at Closing all claims to insurance proceeds or other rights of Company against third parties arising from such casualty loss (the "Claims"); PROVIDED, HOWEVER that if such insurance proceeds are or will not be sufficient in Newco's reasonable judgment to cover the entire casualty loss, then the Company shall pay the difference at Closing. To the extent any Claim is not assignable, such claim may be pursued by Newco, for its own account and benefit, in the name of Company.

13.     INDEMNIFICATION

        Company, Parent and Newco each make the following covenants that are applicable to them, respectively:

        13.1 GENERAL INDEMNIFICATION BY COMPANY. Company covenants and agrees that it will indemnify, defend, protect and hold harmless Parent and Newco at all times, from and after the Closing Date until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Parent or Newco as a result of or arising from any breach of any representation, warranty, covenant or agreement on the part of Company under this Agreement.

        13.2 INDEMNIFICATION BY PARENT. Parent covenants and agrees that it will indemnify, defend, protect and hold harmless Company at all times from and after the Closing Date until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Company as a result of or arising from any breach of any representation, warranty, covenant or agreement on the part of Parent or Newco under this Agreement.

        13.3 THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 13.1 or 13.2 (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith; provided that the Indemnifying Party shall not settle any criminal proceeding without the written consent of the Indemnified Party. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by Indemnifying Party; provided that if counsel to the Indemnifying Party shall have a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party shall be responsible for the reasonable expenses of such counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section 13.3 with respect to such Third Person claim shall be limited to the amount so offered in settlement by such Third Person. Upon agreement as to such settlement between such Third Person and the Indemnifying Party, the Indemnifying Party shall, in exchange for a complete release from the Indemnified Party, promptly pay to the Indemnified Party the amount agreed to in such settlement and the Indemnified Party shall, from that moment on, bear full responsibility for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter upon consent of the Indemnifying Party, which consent will not be unreasonably withheld, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. Anything in this Agreement to the contrary notwithstanding, any amounts owing from an Indemnifying Party to an Indemnified Party under the provisions of this Section 13 shall be reduced to the extent to which the Indemnified Party, or any other claimant, actually receives any proceeds of any insurance policy that are paid with respect to the matter or occurrence that gave rise to the Third Person claim. Submission to insurance of any insurable claim otherwise giving rise to indemnification under this Section 13 shall be a condition precedent to seeking indemnification under this Section.

        13.4    EXCLUSIVE REMEDY.  The indemnification provided for in this
Section 13 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party; provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement.

        13.5 LIMITATIONS ON INDEMNIFICATION. No person shall be entitled to indemnification under this Section 13 if and to the extent that such person's claim for indemnification is directly or indirectly related to a breach by such person of any representation, warranty, covenant or agreement set forth in this Agreement.

14.     TERMINATION OF AGREEMENT

        14.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

                (i) by mutual consent of the boards of directors of Parent and Company;

               (ii) by Company (acting through its board of directors), on the one hand, or by

                        Parent (acting through its board of directors), on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by May 31, 1999 unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

              (iii) by Company, on the one hand, or by Parent, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the material covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date; or

               (iv) by Company, on the one hand, or by Parent, on the other hand, if either such party or parties declines to consent to an amendment or supplement to a Schedule proposed by the other party or parties pursuant to
                        Section 9.6 because such proposed amendment constitutes or reflects an event or occurrence that would have a material Adverse Effect on the party or parties proposing the same.

        14.2    LIABILITIES IN EVENT OF TERMINATION.  Except as provided in
Section 9.6, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement.

15.     NONCOMPETITION

        15.1 PROHIBITED ACTIVITIES. Except as set forth in the Letter of Employment Agreement dated March 10, 1999, each stockholder of the Company (a "Stockholder") will not, for a period of one year following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other Person:

                (i) engage, as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the sale or marketing of telecommunication services or interconnect services within the state of Oklahoma (the "Territory");

               (ii) call upon any person within the Territory who is an employee of Parent (including the Subsidiaries thereof) in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Parent (including the Subsidiaries thereof);

              (iii) call upon any Person which is or which has been, within one year prior to the Closing Date, a customer of Parent (including the Subsidiaries thereof) for the purpose of soliciting or selling products or services in direct competition with Parent (or its Subsidiaries);

               (iv) call upon any prospective acquisition candidate, on any Stockholder's own behalf or on behalf of any competitor of Parent (including the Subsidiaries thereof) in the long-distance telephone or interconnect business, which candidate, to the knowledge of such Stockholder after due inquiry, was called upon by Parent (including the Subsidiaries thereof) or for which, to the knowledge of such Stockholder after due inquiry, Parent (or any Subsidiary thereof) made an acquisition analysis for the purpose of acquiring such entity; or

                (v) disclose existing or prospective customers of Company to any Person for any reason or purpose whatsoever except to the extent that the Company has in the past disclosed such information to the public for valid business reasons.

        Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit any Stockholder from acquiring as an investment after the date of this Agreement not more than five percent of the capital stock of a competing business whose stock is traded on a national securities exchange or the National Association of Securities Dealers' Automated Quotation System.

        15.2 DAMAGES. Because of the difficulty of measuring economic losses to Parent as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Parent for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenants may be enforced by Parent, in the event of breach by such Stockholder, by injunction and restraining order.

        15.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section 15 impose a reasonable restraint on the Stockholders in light of the activities and business of Parent (including the Subsidiaries thereof) on the date of the execution of this Agreement and the reasonably foreseeable plans of Parent.

        15.4 SEVERABILITY; REFORMATION. The covenants in this Section 15 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent the court deems reasonable, and the Agreement shall thereupon be automatically reformed.

        15.5 INDEPENDENT COVENANT. All of the covenants in this Section 15 shall be construed as an agreement independent of any other provision in this Agreement and the existence of any claim or cause of action of any Stockholder against Parent (including the Subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of such covenants. It is specifically agreed that the period of one year stated at the beginning of this Section 15, during which the agreements and covenants of each Stockholder made in this Section 15 shall be effective, shall be computed by excluding from such computation any time during which such Stockholder is in violation of any provision of this Section 15. The covenants contained in Section 15 shall not be affected by any breach of any other provision hereof by any party hereto and shall become nugatory if the transactions contemplated by this Agreement are not consummated.

        15.6 MATERIALITY. Stockholders hereby agree that the covenants set forth in this Section 15 are a material and substantial part of the transactions contemplated by this Agreement.

16.     NONDISCLOSURE OF CONFIDENTIAL INFORMATION

        16.1 COMPANY AND STOCKHOLDERS. Company and Stockholders recognize and acknowledge that they had in the past, currently have, and in the future may have, access to certain confidential information of Company, the Founding Companies and/or Parent, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of Company, the Founding Companies and/or Parent. Company and Stockholders agree that they will not disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized representatives of Parent; (ii) following the Closing, such information may be disclosed by Company and Stockholders as is required in the course of performing their duties for Parent or Newco; and
(iii) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless
(x) such information becomes known to the public generally through no fault of Company or Stockholders, (y) disclosure is required by law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause (y), Company or Stockholders, if possible, shall give immediate prior written notice thereof to Parent and provide Parent with the opportunity to contest such disclosure, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by Company or any Stockholder of the provisions of this Section 16.1, Parent shall be entitled to an injunction (without the posting of bond or proof of actual damages) restraining Company or Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Parent from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, (1) the above mentioned restrictions on Company or Stockholders' ability to disseminate confidential information with respect to Company shall become nugatory and (2) Company and Stockholders (including representatives, advisors and legal counsel) shall within ten business days of the Parent's request, deliver all copies of the confidential information of Parent in its or his possession in any form whatsoever (including, but not limited to, any reports, memoranda or other material prepared by Company or Stockholders or their representatives, advisors or legal counsel).

        16.2 PARENT AND NEWCO. Parent and Newco recognize and acknowledge that they had in the past and currently have and in the future may have, prior to the Closing, access to certain confidential information of Company, such as operational policies and pricing and cost policies that are valuable, special and unique assets of Company. Parent and Newco agree that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, they will not disclose such confidential information to any person for any purpose or reason whatsoever, except

(i) to authorized representatives of Company and (ii) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.2, unless (x) such information becomes known to the public generally through no fault of Parent or Newco;
(y) disclosure is required by law or the order of any governmental authority under color of law, provided that, prior to disclosing any information pursuant to this clause (y); Parent and Newco shall, if possible, give immediate prior written notice thereof to Company and Stockholders and provide Company and Stockholders with the opportunity to contest such disclosure; or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by Parent or Newco of the provisions of this Section 16.2, Company and Stockholders shall be entitled to an injunction (without the posting of bond or proof of actual damages) restraining Parent and Newco from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Company and Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, Parent and Newco (including their representatives, advisors and legal counsel) shall within ten business days after Company=s request, deliver all copies of the confidential information of Company in their possession in any form whatsoever (including, but not limited to, any reports, memoranda, or other materials prepared by Parent or Newco or their representatives, advisors or legal counsel at the direction of Parent or Newco).

        16.3 DAMAGES. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 16.1 and 16.2 and because of the immediate and irreparable damage that would be caused for which no other adequate remedy exists, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunction and restraining order.

        16.4 SURVIVAL. The obligations of the parties under this Section 16 shall survive the termination of this Agreement for a period of three years from the Closing Date or the termination of this Agreement pursuant to Section 14.

17.     TRANSFER RESTRICTIONS

        Except for transfers to Stockholders who agree to be bound by the restrictions set forth in this Section 17 (or trusts for the benefit of Stockholders, the trustees of which so agree), for a period of one year from the consummation of the IPO (unless the IPO shall not be consummated by May 31, 1999), except pursuant to Section 19, the Company shall not sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of any Parent Stock received by the Company in the Sale. The Parent Stock delivered to the Company pursuant to Section 4 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as Parent may deem necessary or appropriate:

EXCEPT AS OTHERWISE PERMITTED BY THE ISSUER, THIS SECURITY MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE FIRST ANNIVERSARY OF THE CONSUMMATION OF ISSUER=S INITIAL UNDERWRITTEN PUBLIC OFFERING ("IPO"). UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE OR AFTER - , IF THE IPO HAS NOT BEEN CONSUMMATED BY THAT DATE.

18.     INVESTMENT REPRESENTATIONS


        Company acknowledges that the Parent Stock to be delivered to Company pursuant to this Agreement (the "Restricted Securities") has not been and will not be registered under the 1933 Act and therefore may not be resold without compliance with the requirements of the 1933 Act and applicable state securities laws. All of the Restricted Securities are being acquired by Company solely for its own account, for investment purposes only and not with a view to, or in connection with, a distribution thereof.

        18.1 COMPLIANCE WITH LAW. Company represents, warrants, covenants and agrees that none of the Restricted Securities will be offered, sold, assigned, exchanged, transferred, encumbered, distributed, appointed or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder and the provisions of applicable state securities laws and regulations. All of the Restricted Securities shall bear the following legend in addition to the legend required under Section 17 of this Agreement:

THE SHARES REPRESENTED BY THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS AND UNTIL (A) THE SHARES REPRESENTED BY THIS SECURITY SHALL HAVE BEEN REGISTERED UNDER THE ACTS OR (B) THE HOLDER OF THE SHARES REPRESENTED BY THIS SECURITY PROVIDES THE ISSUER WITH (X) AN UNQUALIFIED WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT THE PROPOSED DISPOSITION OF THE SHARES REPRESENTED BY THIS SECURITY MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS OR (Y) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE ISSUER THAT THE PROPOSED DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS.

        18.2 ECONOMIC RISK; SOPHISTICATION. Company is able to bear the economic risk of an investment in the Restricted Securities and can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in Parent. Company has had an adequate opportunity to ask questions and receive answers from the officers of Parent concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of Parent, the plans for the operations of the business of Parent and any plans for additional acquisitions and the like. Company has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to its satisfaction.

19.     REGISTRATION RIGHTS

        19.1 PIGGYBACK REGISTRATION RIGHTS. At any time following the date of consummation of the IPO, whenever Parent proposes to register any Parent Stock for its own or the account of others under the 1933 Act for a public offering, other than (i) any shelf registration of shares to be used as consideration for acquisitions of additional businesses by Parent and
(ii) registrations relating to employee benefit plans, Parent shall give Company prompt written notice of its intent to do so. Upon the written request of Company given within 15 business days after receipt of such notice, Parent shall cause to be included in such registration all Registerable Securities (including any shares of Parent Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Registerable Securities) which any Company requests; provided, however, if Parent is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this Section 19.1 that the number of shares to be sold by Persons other than Parent is greater than the number of such shares which can be offered without adversely affecting the offering, Parent may reduce pro rata the number of shares offered for the accounts of such Persons (based upon the number of shares held by such Person) to a number deemed satisfactory by such managing underwriter.

        19.2 DEMAND REGISTRATION RIGHTS. At any time after the date of consummation of the IPO, the holders ("Founding Stockholders") of a majority of the shares of Parent Stock (i) representing Registerable Securities owned by Company or its permitted transferees or (ii) acquired by other stockholders of Parent on or prior to the closing of the IPO in connection with the acquisition of their companies by Parent pursuant to an agreement similar to this Agreement, which shares have not been previously registered or sold and which shares are not entitled to be sold under Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act, may request in writing that Parent file a registration statement under the 1933 Act covering the registration of the shares of Parent Stock issued to and held by the Founding Stockholders or their permitted transferees (including any stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Parent Stock) (a "Demand Registration"). Within ten days of the receipt of such request, Parent shall give written notice of such request to all other Founding Stockholders and shall, as soon as practicable but in no event later than 45 days after notice from the Founding Stockholders requesting such registration, file and use its best efforts to cause to become effective a registration statement covering all such shares. Parent shall be obligated to effect only one Demand Registration for all Founding
Stockholders; provided, however, that Parent shall not be deemed to have satisfied its obligation under this Section 19.2 unless and until a Demand Registration covering all shares of Parent Stock requested to be registered has been filed and becomes effective under the 1933 Act and has remained current and effective for not less than 90 days (or such shorter period as is required to complete the distribution and sale of all shares registered thereunder).

        Notwithstanding the foregoing paragraph, following such a demand, a majority of the disinterested directors of Parent (i.e. directors who have not demanded or elected to sell shares in any such public offering) may defer the filing of the registration statement for a 30 day period.

        If, at the time of any request for a Demand Registration, Parent has formulated plans to file within 60 days after such request a registration statement covering the sale of any of its securities in a public offering under the 1933 Act, no registration of the Parent Stock shall be initiated under this
Section 19.2 until 90 days after the effective date of such registration statement unless Parent is no longer proceeding diligently to secure the effectiveness of such registration statement provided that Parent shall provide the Founding Stockholders the right to participate in such public offering pursuant to, and subject to, Section 19.1.

        19.3 REGISTRATION PROCEDURES. All expenses incurred in connection with the registrations under this Section 19 (including all registration, filing, qualification, legal, printing and accounting fees, but excluding underwriting commissions and discounts), shall be borne by Parent. In connection with registrations under Sections 19.1 and 19.2, Parent will, as expeditiously as practicable:

                (i) Prepare and file with the SEC a registration statement with respect to such Parent Stock and use its best efforts to cause such registration statement to become and remain effective, provided that Parent may discontinue any registration of its securities that is being effected pursuant to Section 19.1 at any time prior to the effective date of the registration statement relating thereto.

               (ii) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary (x) to keep such registration statement effective for a period as may be requested by the stockholders holding a majority of the Parent Stock covered thereby not exceeding 90 days and (y) to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided, that before filing a registration statement or prospectus relating to the sale of Parent Stock, or any amendments or supplements thereto, Parent will furnish to counsel of each holder of Parent Stock covered by such registration statement or prospectus, copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, and Parent will give reasonable consideration in good faith to any comments of such counsel.

              (iii) Furnish to each holder of Parent Stock covered by the registration statement and to each underwriter, if any, of such Parent Stock, such number of copies of a preliminary prospectus and prospectus for delivery in conformity with the requirements of the 1933 Act, and such other documents, as such Person may reasonably request, in order to facilitate the public sale or other disposition of the Parent Stock.

               (iv) Use its best efforts to register or qualify the Parent Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Parent Stock owned by such seller in such jurisdictions, except that Parent shall not for any such purpose be required (x) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this
                        Section 19.3(iv), it is not then so qualified, (y) to subject itself to taxation in any such jurisdiction, or
                        (z) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is not then so subject.

                (v) Use its best efforts to cause the Parent Stock covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Parent Stock.

               (vi) Immediately notify each seller of Parent Stock covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act within the appropriate period mentioned in Section 19.3(ii), if Parent becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the Parents of such Parent Stock, each prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

              (vii) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year of the Parent), an earnings statement of Parent which will satisfy the provisions of Section 11 (a) of the 1933 Act.

             (viii) Use its best efforts in cooperation with the underwriters to list such Parent Stock on each securities exchange as they may reasonably designate.

               (ix) In the event the offering is an underwritten offering, use its best efforts to obtain a "cold comfort" letter from the independent public accountants for Parent in customary form and covering such matters of the type customarily covered by such letters.

                (x) Execute and deliver all instruments and documents (including in an underwritten offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as the stockholders holding a majority of the shares of Parent Stock covered by the Registration Statement may reasonably request in order to effect an underwritten public offering of such Parent Stock.

               (xi) Make available for inspection by the seller of such Parent Stock covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Parent, and cause all of Parent's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

              (xii) Obtain for delivery to the underwriter or agent an opinion or opinions from counsel for Parent in customary form and in form and scope reasonably satisfactory to such underwriter or agent and its counsel.

        19.4    OTHER REGISTRATION MATTERS.

                (i) Each stockholder holding shares of Parent Stock covered by a registration statement referred to in this Section 19 will, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 19.3(vi), forthwith discontinue disposition of the Parent Stock pursuant to the registration statement covering such Parent Stock until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 19.3(vi).

               (ii) If a registration pursuant to Section 19.1 or 19.2 involves an underwritten offering, each of the stockholders agrees, whether or not his shares of Parent Stock are included in such registration, not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the 1933 Act, of any Parent Stock, or of any security convertible into or exchangeable or exercisable for any Parent Stock (other than as part of such underwritten offering), without the consent of the managing underwriter, during a period commencing eight calendar days before and ending 180 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration.

        19.5    INDEMNIFICATION.

                (i) In the event of any registration of any securities of Parent under the 1933 Act pursuant to Section 19.1 or 19.2, Parent will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Parent Stock covered by such registration statement, each Affiliate of such seller and their respective directors, officers, employees and agents or general and limited partners (and directors, officers, employees and agents thereof) each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the 1933 Act, as follows:

                        (x) against any and all loss, liability, claim, damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein not misleading;

                        (y) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of Parent; and

                        (z) against any and all expense reasonably incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or mission to the extent that any such expense is not paid under subsection (x) or (y) above;

                Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, employee, agent, general or limited partner, investment advisor or agent, underwriter or controlling Person and shall survive the transfer of such securities by such seller.

               (ii) Parent may require, as a condition to including any Parent Stock in any registration statement filed in accordance with Section 19.1 or 19.2, that Parent shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Parent Stock or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in
                        Section 19.5(i)) Parent with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. In that event, the obligations of the Parent and such sellers pursuant to this Section 19.5 are to be several and not joint; provided, however, that, with respect to each claim pursuant to this Section 19.5, Parent shall be liable for the full amount of such claim, and each such seller's liability under this Section 19.5 shall be limited to an amount equal to the net proceeds (after deducting the underwriting discount and expenses) received by such seller from the sale of Parent Stock held by such seller pursuant to this Agreement.

              (iii) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 19.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 19.5, except to the extent (not including any such notice of an underwriter) that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel selected by holders of a majority of the shares of Parent Stock included in the offering or more than one firm of counsel for the underwriters in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof, provided that the indemnifying party will not agree to any settlement without the prior consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement requires no more than a moneary payment for which the indemnifying party agrees to indemnify the indemnified party and includes a full, unconditional and complete release of the indemnified party; provided, however, that the indemnified party shall be entitled to take control of the defense of any claim as to which, in the reasonable judgment of the indemnifying party's counsel, representation of both the indemnifying party and the indemnified party would be inappropriate under the applicable standards of professional conduct due to actual or potential differing interests between them. In the event that the indemnifying party does not assume the defense of a claim pursuant to this Section 19.5(iii), the indemnified party will have the right to defend such claim by all appropriate proceedings, and will have control of such defense and proceedings, and the indemnified party shall have the right to agree to any settlement without the prior consent of the indemnifying party. Each indemnified party shall, and shall cause its legal counsel to, provide reasonable cooperation to the indemnifying party and its legal counsel in connection with its assuming the defense of any claim, including the furnishing of the indemnifying party with all papers served in such proceeding. In the event that an indemnifying party assumes the defense of an action under this Section 19.5(iii), then such indemnifying party shall, subject to the provisions of this Section 19.5, indemnify and hold harmless the indemnified party from any and all losses, claims, damages or liabilities by reason of such settlement or judgment.

               (iv) Parent and each seller of Parent Stock shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority.


        19.6    CONTRIBUTION.   In order to provide for just and equitable
contribution in circumstances under which the indemnity contemplated by Section
19.5 is for any reason not available or insufficient for any reason to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by Parent, any seller of Parent Stock and one or more of the underwriters, except to the extent that contribution is not permitted under Section 11 (f) of the 1933 Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Parent Stock by taking into account the portion of the proceeds of the offering realized by each, and the relative fault of each party by taking into account the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. Parent and each Person selling securities agree with each other that no seller of Parent Stock shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 19.5(ii) were available. Parent and each such seller agree with each other and the underwriters of the Parent Stock, if requested by such underwriters, that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or for the underwriters' portion of such contribution to exceed the percentage that the underwriting discount bears to the initial public offering price of the ParentStock. For purposes of this Section 19.6, each Person, if any, who controls an underwriter within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such underwriter, and each director and each officer of Parent who signed the registration statement, and each Person, if any, who controls Parent or a seller of Parent Stock within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as Parent or a seller of Parent Stock, as the case may be.

        19.7 UNDERTAKING TO FILE REPORTS AND COOPERATE IN RULE 144 TRANSACTIONS. After Parent completes its initial underwritten public offering and for as long thereafter as any stockholder shall continue to hold any Restricted Securities, Parent shall use reasonable efforts to file, on a timely basis, all annual, quarterly and other reports required to be filed by it under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, as amended from time to time.

20.     GENERAL

        20.1 COOPERATION. Company, Parent and Newco shall deliver or cause to be delivered to the other on the Closing Date and at such other times and places as shall be reasonably agreed to, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement. Company will cooperate and use its reasonable efforts to have its officers, directors and employees cooperate with Parent on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

        20.2 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law or as permitted by Section 17), but if assigned by operation of law, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Parent, Newco and Company.

        20.3 ENTIRE AGREEMENT. This Agreement (including the Schedules and Annexes) and the documents delivered pursuant hereto constitute the entire agreement and understanding among Company, Newco and Parent and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by Company, Newco and Parent, acting through their respective officers or representatives, duly authorized by their respective Boards of Directors. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby; provided that Company shall make a good faith effort to cross reference disclosures, as necessary or advisable, between related Schedules.

        20.4 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        20.5 BROKERS AND AGENTS. Except as disclosed on Schedule 20.5, each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damage or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

        20.6 NOTICES. All notices of communication required or permitted hereunder shall be in writing, addressed to the party to be notified, and may be given by (i) depositing the same in United States mail, postage prepaid and registered or certified with return receipt requested, (ii) by telecopying the same if receipt thereof is confirmed or (iii) by delivering the same in person to an officer or agent of such party.

                (x)     If to Parent or Newco, addressed to them at:

                        The Alliance Group, Inc.
                        12101 North Meridian
                        Oklahoma City, Oklahoma  73120
                        Attn: David W. Aduddell
                        Telecopy No.: (405) 749-8080
                with a copy to:

                        McAfee & Taft A Professional Corporation
                        10th Floor, Two Leadership Square
                        211 North Robinson
                        Oklahoma City, Oklahoma  73102
                        Attn: David J. Ketelsleger, Esq.
                        Telecopy No.: (405) 235-0439

                (y)     If to the Company, addressed to it at:

                        Able Communication Incorporated
                        722 North Broadway
                        Suite 301
                        Oklahoma City, Oklahoma  73102
                        Attn: Johnny Mansfield
                        Telephone No.:  (405) 235-5050

                with a copy to:




                        Attn:
                        Telecopy No.:

or to such other address or counsel as any party hereto shall specify pursuant to this Section 20.6 from time to time.

        20.7 GOVERNING LAW. This Agreement Shall be construed in accordance with the laws of the State of Oklahoma.

        20.8 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

        20.9    TIME.  Time is of the essence with respect to this Agreement.

        20.10 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement; and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        20.11 REMEDIES CUMULATIVE. Except as otherwise provided in Section 13.4, no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

        20.12 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

        20.13 PUBLIC STATEMENTS. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

        20.14 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of Parent, Newco and Company. Any amendment or waiver effected in accordance with this Section 20.14 be binding upon each of the parties hereto.

        20.15 COLLECTION PROCEDURES. From and after the Closing, Newco shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of the Company any checks or drafts received on account of any such items.

        20.16 ARBITRATION. Any claim, controversy or dispute arising out of or relating to this Agreement, except as set forth herein, shall be settled by arbitration in Oklahoma City, Oklahoma, in accordance with the rules for arbitration of the American Arbitration Association. Any arbitration shall be undertaken pursuant to the Federal Arbitration Act, where possible, and the decision of the arbitrators shall be final, binding, and enforceable in any court of competent jurisdiction. In any dispute in which a party seeks in excess of $50,000 in damages, three arbitrators shall be employed. Otherwise, a single arbitrator shall be employed. All costs relating to the arbitration shall be borne equally by the parties, other than their own attorneys' and experts' fees. The parties will bear their own attorneys' and experts' fees. The arbitrators will not award punitive, consequential or indirect damages.
Each party hereby waives the right to such damages and agrees to receive only those actual damages directly resulting from the claim asserted. In resolving all disputes between the parties, the arbitrators will apply the laws of the State of Oklahoma. Except as needed for presentation in lieu of a live appearance, depositions will not be taken. The parties will be entitled to conduct document discovery by requesting production of documents. The arbitrators will resolve any discovery disputes by such prehearing conferences as may be needed. Either party may be entitled to pursue such remedies for emergency or preliminary injunctive relief in any court of competent jurisdiction, provided that each party agrees that it will consent to the stay of such judicial proceedings on the merits of both this Agreement and the related transactions pending arbitration of all underlying claims between the parties immediately following the issuance of any such emergency or injunctive relief.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       THE ALLIANCE GROUP, INC.



                                       BY:  /s/ David W. Aduddell
                                           ------------------------------
                                       NAME:  David W. Aduddell
                                       TITLE: President/Chief Executive Officer

                                       ALLIANCE ACQUISITION IV CORP.



                                       BY:  /s/ David W. Aduddell
                                           ------------------------------
                                       NAME:  David W. Aduddell
                                       TITLE: Chief Executive Officer


                                       ABLE COMMUNICATION INCORPORATED



                                       BY:  /s/ Johnny Mansfield
                                           ------------------------------
                                       NAME:  Johnny Mansfield
                                       TITLE: President





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